Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of common stock, par value $0.0001 per share, of Fuel Doctor Holdings, Inc., a company incorporated under the laws of the State of Delaware. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

MEDIGUS LTD.

By:	/s/ Tali Dinar
Tali Dinar
Chief Financial Officer

April 4, 2022

ELIYAHU YORESH

By:	/s/ Eliyahu Yoresh
Eliyahu Yoresh

April 4, 2022

LIRON CARMEL

By:	/s/ Liron Carmel
Liron Carmel

April 4, 2022

ANNEX A

Executive Officers and Directors of Medigus Ltd.

Set forth below is the name, current business address, the present principal occupation or employment and citizenship of each director and executive officer of Medigus Ltd. (“Medigus”). Unless otherwise indicated, each person identified below is employed by Medigus. The principal address of Medigus, and unless otherwise indicated below, the current business address for each individual listed below, is 3 HaNechoshet Street, building B, Tel Aviv, Israel, 6971068.

Name, Position with Medigus and Business Address	Present Principal Occupation or Employment	Citizenship
Liron Carmel, Chief Executive Officer	Chief Executive Officer of Medigus Ltd.	Israel
Tali Dinar, Chief Financial Officer	Chief Financial Officer of Medigus Ltd.	Israel
Eliyahu Yoresh, Chairman of the Board of Directors	Financial and Executive Consulting Services, Self-Employed	Israel
Eli Cohen, Director	Attorney, Self-Employed	Israel
Ronen Rosenbloom, Director	Attorney, Self-Employed	Israel
Kineret Tzedef, Director	Director of Sports Division, Hapoel	Israel